Exhibit 10.9

Smart for Life, Inc.

990 Biscayne Blvd., Suite 503

Miami, FL 33132

April 1, 2023

Stuart Benson

6980 Queenferry Circle

Boca Raton, FL 33496

Mr. Benson:

Reference is made to that certain 5% Secured Subordinated Promissory Note in the principal amount of $775,000 issued by Smart for Life, Inc., a Delaware corporation (the “Company”) to you (the “Holder”) on July 29, 2022 and amended on November 28, 2022 (as amended, the “Note”). This Note is one of the Buyer Notes III (as defined in the Purchase Agreement, as defined below) issued pursuant to that certain Securities Purchase Agreement, dated March 14, 2022 and amended on July 29, 2022 (as amended, the “Purchase Agreement”), by and among the Company, Ceautamed Worldwide, LLC and the Sellers (as defined in the Purchase Agreement). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Note.

The Company’s obligations under all of the Buyer Notes (including the Buyer Notes III) are guaranteed by the Guarantors pursuant to that certain Guaranty, dated as of July 29, 2022 (the “Guaranty”), by and among the Guarantors in favor of the Sellers and the Collateral Agent.

The Company and the Holder previously agreed informally to, and now desire to formally amend the repayment terms of the Note and the Amendment Fee. The Company and the Holder acknowledge that to date, the Company has paid the Holder an aggregate of $219.583.33 towards the Principal amount of the Note, resulting in a remaining Principal amount of $555,416.67.

The Company, the Guarantors and the Holder hereby agree to amend and restate Section 1 of the Note to read as follows:

“1. Repayment.

(a) Principal Repayment. The outstanding Principal amount of this Note shall be payable in accordance with the payment schedule set forth on Exhibit A to this Note (the “Payment Schedule”), with all of the unpaid Principal and accrued, but unpaid Interest thereon being due on June 1, 2023 (the “Maturity Date”). All payments of Interest and Principal shall be in lawful money of the United States of America. All payments of Interest and Principal in respect of the Buyer Notes III shall be made pro rata among the holders of the Buyer Notes III based on the amounts due and owing under each of the Buyer Notes III (the Holder’s pro rata share of the Buyer Notes III is referred to as the “Holder’s Pro Rata Share”).

In addition to the foregoing, the Company shall prepay a portion of the outstanding Principal and accrued Interest on the Note, as set forth below, upon the occurrence of any of the following events: (i) in the event the Company receives any tax refunds claimed with respect to an “employee retention credit” pursuant to Section 2301 of the CARES Act (or any corresponding or similar provisions of state or local law) or receives any cash from factoring or assigning the right to receive such tax refunds, the Company shall, within two (2) business days following receipt of such funds, prepay the Principal amount of this Note and accrued Interest in an amount equal to the product of the Holder’s Pro Rata Share and One Hundred Fifty Thousand Dollars ($150,000), (ii) in the event the Company or any its subsidiaries raise capital through the issuance of any convertible debentures, upon the closing of such transaction (a “Convertible Debt Financing”), the Company shall prepay the Principal amount of this Note and accrued Interest in an amount equal to the product of (y) one-third (1/3) of the net proceeds from such Convertible Debt Financing and (z) the Holder’s Pro Rata Share; and (iii) in the event the Company or any of its subsidiaries consummates an equity or equity-linked capital raise with the assistance of H.C. Wainwright & Co. or any other investment bank, upon the closing of such transaction (an “Equity Financing”), the Company shall pay the Principal amount of this Note and accrued Interest in an amount equal to the product of (y) one-third (1/3) of the proceeds raised by the Company or any of its subsidiaries and (z) the Holder’s Pro Rata Share, up to an aggregate amount of $350,000 plus any then overdue Principal payments under the Buyer Notes III to be paid to the Buyer Notes III pursuant to this subsection (iii) (for the avoidance of doubt, the payments to be made under clauses (ii) and (iii) shall not exceed the outstanding Principal amount of this Note and the accrued but unpaid Interest due and owing thereon). The Company shall notify the Holder, in writing, within four (4) business days following any of the events described in clauses (i) through (iii) of the immediately preceding sentence. Except as set forth in the first sentence of this paragraph, the Company shall pay the outstanding Principal on the Note in accordance with the Payment Schedule, provided that such Payment Schedule shall be modified to account for payments actually made to the Holder pursuant to the first sentence of this paragraph that are attributable to Principal (and not Interest) on the Note (and any such payments shall be applied in the inverse order in which such payments are due on the Payment Schedule). For purposes of clarity, if an Equity Financing is completed on April 15, 2023 and $350,000 is paid to the holders of the Buyer Notes III, the Company is still obligated to pay on May 1, 2023 and June 1, 2023 the Principal amounts due on the Payment Schedule (after giving effect to any modification to the Payment Schedule to account for such payment to the Holder) plus accrued but unpaid Interest thereon, whether from proceeds from such Equity Financing or otherwise.

(b) Amendment Fee Repayment. The Company hereby agrees to pay to the Holder the “Amendment Fee of $108,000 in full on June 1, 2023. For the avoidance of doubt, the Amendment Fee is in addition to the payments due under the Note as set forth on Exhibit A to the Note.

(c) The Company covenants to keep current and in effect the compensation payments and benefits due and owing to the Holder, his family and their affiliates while the Notes remain outstanding.

(d) While any Buyer Notes III remain outstanding, the Company covenants not to use any proceeds from the Convertible Debt Financing or the Equity Financing to (i) make any payments to the equityholders of the Company or (ii) pay any portion of its outstanding seller notes (other than the Buyer Notes III).”

The Company hereby reaffirms all of its obligations under the Purchase Agreement and the Buyer Notes, and agrees to perform each and every covenant, agreement and obligation contained in such instruments. By execution of this amendment, the Guarantors ratify and confirm their guaranty of the Buyer Notes and the effectiveness and enforceability of the Guaranty.

The Company and the Guarantors (collectively and individually, the “Releasing Parties”) do hereby, now and forever, fully and completely release, acquit and forever discharge the Holder, its directors, officers and agents (collectively, the “Released Parties”), of and from any and all actions, causes of actions, suits, debts, disputes, damages, claims, obligations, liabilities, costs, expenses and demands of any kind whatsoever, at law or in equity, whether matured, unmatured, liquidated or unliquidated, vested or contingent, known or unknow, that the Releasing Parties (or any of them) have against the Released Parties or any of them (whether directly or indirectly) as of the date hereof. The Company and the Guarantors each acknowledge that the foregoing release is a material inducement to the Holder’s decision to amend the Note.

Except as amended as set forth above, the Note shall continue in full force and effect.

The Company shall pay the attorneys’ fees of the Holder in connection with the amendment to the Note described herein.

By signing below, the parties hereto hereby consent and agree to amend the terms of the Note as set forth above.

Very truly yours,

Smart for Life, Inc.

By:	/s/ Darren Minton
Name:	Darren Minton
Title:	Chief Executive Officer

Ceautamed Worldwide, LLC

By:	/s/ Alfonso J. Cervantes, Jr.
Name:	Alfonso J. Cervantes, Jr.
Title:	Executive Chairman

Wellness Watchers Global, LLC

By:	/s/ Alfonso J. Cervantes, Jr.
Name:	Alfonso J. Cervantes, Jr.
Title:	Executive Chairman

Greens First Female, LLC

By:	/s/ Alfonso J. Cervantes, Jr.
Name:	Alfonso J. Cervantes, Jr.
Title:	Executive Chairman

AGREED AND ACKNOWLEDGED:

/s/ Stuart Benson
Stuart Benson

EXHIBIT A

PAYMENT SCHEDULE*

Payment Date	Principal Due
05/1/2023	$228,333.36
06/1/2023	$327,083.30
Total	$555,416.67

*	The payment amounts reflected in the table above may be reduced to reflect actual payments made to the Holder from and after the date of this Amendment (i.e. April 1, 2023) in accordance with the terms of Section 1 of the Note.

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